Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
FIGS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2021 Equity Incentive Award Plan	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and 457(h)	4,866,365(2)	$8.68(4)	$42,240,048.20	$110.20 per million dollars	$4,654.85
2021 Employee Stock Purchase Plan	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and 457(h)	1,642,564(3)	$8.68(4)	$14,257,455.52	$110.20 per million dollars	$1,571.17
	Total Offering Amounts					$56,497.503.72		$6,226.02
	Total Fee Offsets(5)							$—
	Net Fee Due							$6,226.02

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of FIGS, Inc. (the “Registrant”) being registered hereunder include such indeterminate number of shares of the Common Stock as may issuable with respect to the shares of the Common Stock being registered hereunder as a result of stock dividends, stock splits, recapitalization, or other similar transactions.

(2)
Represents (i) an aggregate of 1,241,480 shares of the Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2021 Equity Incentive Award Plan (the “2021 Plan”) on January 1, 2022 and January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 Plan, (ii) 3,329,478 shares of Common Stock that would have been issuable upon the vesting or exercise of awards originally made under the Registrant’s Amended 2016 Equity Award Plan (the “2016 Plan”), but that expired, lapsed or were terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited, or were delivered to the Registrant to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, and as such again became available for issuance under the 2021 Plan pursuant to its terms, and (iii) 295,407 shares of Common Stock that would have been issuable upon the vesting of restricted stock unit awards granted under the 2021 Plan, but that were canceled or forfeited prior to vesting, or withheld by the Registrant to satisfy any applicable tax withholding, and as such again became available for issuance under the 2021 Plan pursuant to its terms.

(3)
Represents the aggregate shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2021 ESPP.

(4)
Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on February 24, 2023, which date is within five business days prior to filing this Registration Statement.

(5)	The Registrant does not have any fee offsets.